Exhibit 99.7

BETWEEN

DA XING AN LING TU QIANG FORESTRY BUREAU

AND

LIAONING SHENGSHENG BIOTECHNOLOGY CO., LTD

SHARE TRANSFER CONTRACT For TU QIANG BEI JI SONG BOARD CO., LTD. CONTENTS

Chapter I	Definitions	4

Chapter II	Transfer of Transfer Shares	6

Chapter III	Representations and Warranties by All Parties	7

Chapter IV	Disclosures, Representations and Warranties by Party A	9

Chapter V	Disclosures, Representations and Warranties by Party B	12

Chapter VI	Company Management and Employees Arrangement	13

Chapter VII	Confidentiality	14

Chapter VIII	Breach of Contract	15

Chapter IX	Force Majeure	16

Chapter X	Resolution of Disputes	18

Chapter XI	Applicable Law	19

Chapter XII	Miscellaneous	19

SHARE TRANSFER CONTRACT

This Share Transfer Contract (hereinafter referred to as “this Contract”) is executed by the following Parties on May 10, 2009.

(1)	Transferor: DA XING AN LING TU QIANG FORESTRY BUREAU, (the “Party A”).
Address: Tuqiang Town, Mohe County, Daxing Anling District, Heilongjiang Province
Representative: WANG Hongbin
Bank of the Account: Tuqiang sub-branch, Daxing Anling branch, Industrial and Commercial Bank of China.

(2)	Transferee: Liaoning Shengsheng Biotechnology Co., Ltd. (the “Party B”).
Address: No. 288, Qianshan Rd., Hi-tech District, Anshan City, Liaoning Province
Business License No.: 210000004938452
Legal Representative: WANG Baoquan

WHEREAS:

(1)	Party A is the solely shareholder of Tuqiang Beijisong Wooden Board Industry Co., Ltd. (“Beijisong”) which owns 100% contribution of Beijisong and can exercise all of its rights as the shareholder;
(2)	The registered capital of Beijisong is RMB 31 millions;
Paid-in Capital: RMB 31 millions;
Registered Office:  east 2.5 km to Tuqiang Town, Mohe County, Daxing Anling, Heilongjiang Province, China
Business License No.: 2327231000002363
Legal Representative: WANG Hongbin
Legal Form: Limited Liability Company
Business Scope: flakeboard, remnant processing, sale

(3)
Party A is willing to transfer RMB 21 millions contribution, representing 67.74% of the total registered capital (hereinafter referred to as “Transfer Shares”); Party A maintains RMB 10 millions contribution, representing 32.26% of the total registered capital.

(4)	Party A agrees to transfer aforesaid contribution and relevant rights and interests of Beijisong to Party B
(5)	Party B is willing to acquire the Transfer Shares subject to the terms and conditions set out in this Contract.

For this purpose, after friendly consultations, on the principles of equality and mutual benefit, all Parties to this Contract have reached the following agreements in accordance with relevant laws and regulations of China.

Chapter I    Definitions

Article 1    Definitions

Unless otherwise prescribed and stipulated, the following terms used in this Contract shall have the meanings set forth as follows:

“the PRC” or “China” refers to the People’s Republic of China, and insofar as this Contract is concerned, shall exclude Hong Kong, Taiwan and Macao.

“Daxing Anling” means regional, natural and functional department under the definition of regulation of Chinese governmental administrative districts and administrative management.

“Affiliate” means, as for any of the Parties, any corporation directly or indirectly controlled by such Party or controlling such Party or under the same control with such Party; “control” means ownership of 50% or more voting shares or registered capital, or the right to appoint or elect majority of the directors of a corporation.

“New Articles of Association” means the new Articles of Association after the share transfer pursuant to this Contract is approved by the Examination and Approval Authority.

“Claims” means claims, actions, demands, proceedings judgments liabilities, damages amounts, costs and expenses (including attorney fees and disbursements) whatsoever and howsoever arising.

“Signing Date” means the date on which this Contract is signed.

“Approval Date” means the date on which this Contract and the New Articles of Association are approved by the Examination and Approval Authority.

“Encumbrance” means any mortgage, assignment, lien, charge, pledge, title retention, right to acquire, security interest, option, pre-emptive right, and any other restriction or conditions whatsoever including:
(i)	any interest or right granted or reserved in or over or affecting the Transfer Shares for Transfer; or
(ii)	the interest or right created or otherwise arising in or over the Transfer Shares for Transfer under a fiduciary transfer, charge, lien, pledge, power of attorney or other form of encumbrance; or
(iii)	any security over the Transfer Shares for Transfer for the payment of a debt or any other monetary obligation or the performance of any other obligation.

“Examination and Approval Authority”competent government authority which has power and authority to examine and approve this Contract and the New Articles of Association and transfer of Transfer Shares contemplated in this Contract.

“Managements” means the general managers, vice general mangers and CFO (or such positions with other title) and other managements who directly report to the general manager.

“RMB” or “Renminbi” refers to the legal currency of the PRC.

“Third Party” refers to any natural person, legal entity, or other organization or entity, other than the parties to this Contract.

“Working Day” refers to legal working days as provided by PRC laws.

“Capital Increase” refers to increase registered capital of Beijisong.

Chapter II    Transfer of Transfer Shares

Article 2    Transfer of Transfer Shares

Pursuant to the terms stipulated in this Contract, Party A agree to transfer to Party B and Party B agrees to accept from Party A the Transfer Shares with all the rights and obligations of and attaching to the Transfer Shares, but free of any Claims or Encumbrances.

Article 3    Transfer Price

11.1
Party A and Party B agree that the Transfer Price for the transfer of the Transfer Shares shall refer to the assessed value of the Transfer Shares. Party A and Party B after consultations have finally determined that the price for the Transfer Shares shall be Renminbi 21 millions (hereinafter referred to as the “Transfer Price”).

11.2	Party B shall pay the aforesaid Transfer Price in RMB to Party A.

11.3	Any expenses occurred during the audit and asset evaluation pursuant to clause 3.1 of this Contract shall be borne by Party A.

Article 4    Closing

4.1
Upon signing this Contract, Party B shall pay RMB 2 millions as initial payment to Party A and obtain relevant shares and rights of Beijisong. Upon payment of the balance of the Transfer Price, the parties will change the industrial and commercial registration the balance shall be the Closing Date.

4.2	Party A shall issue to Party B the receipt within five (5) Working Days as of the date Party receives all the Transfer Price.

Article 5    Taxes Payable under the Transfer of Transfer Shares

Any taxes or fees arising out of and payable pursuant to the fulfilment of the terms of this Contract shall be borne by the respective Party pursuant to relevant laws and regulations of China.

Chapter III    Representations and Warranties by All Parties

Article 6    Representations and Warranties by All Parties

6.1	Party A and Party B hereby confirm that as of the Signing Date this Contract shall be legally binding on all Parties.

6.2
Each Party hereby confirms that the documents and information provided to any other Party prior to the Signing Date are still valid and authentic and confirm that where there are discrepancies therein with the terms of this Contract, this Contract shall prevail.

6.3
All Parties hereby agree that, any Party shall have right to alter its authorized representative in Beijisong (including but not limited to directors and supervisors), effective upon the delivery of a notice regarding such altering to the other Party.

6.4
All Parties hereby agree that all other contracts or documents pertaining to the Shares Transfer entered into between all Parties prior to this Contract shall upon this Contract become void automatically.

6.5	After the Closing Date, relevant rights of Party A over the Transfer Shares shall be transferred to Party B. The debt and other litigations before the Closing Date shall be borne by Party A.

6.6
After completion of the Shares Transfer, both Parties agree to increase registered capital of Beijisong via foreign investment. Party B shall present any relevant legal documents concerning foreign investor acquiring shares of Beijisong and Beijisong becoming Sino-foreign joint venture.

Relevant documents include but not limited to:
(1) Business registration documents of foreign investor in U.S.A.;
(2) Bank statement of foreign investor in U.S.A.;
(3) Profiles of directors and other personnel to be designated to Beijisong by foreign investor;
(4) other relevant application documents to change Beijisong to Sino-foreign joint venture by foreign investor.

6.7	Both Parties agree that foreign investor will contribute increased capital of Beijisong unilaterally and the registered capital will be adjusted correspondingly.

Chapter IV    Disclosures, Representations and Warranties by Party A

Article 7    Disclosures, Representations and Warranties by Party A

Party A hereby represents and warrants to Party B that:

7.1
All information and facts related to Beijisong possessed by or is known to Party A which will have a substantial and adverse effect on Party A’ ability to fulfil any of its obligations in this Contract or when disclosed to Party B will have a substantial effect on the willingness of Party B to sign and fulfil its obligations under this Contract, have been disclosed to Party B and the information provided by Party A to Party B does not contain any representation that is untrue or misleading, including without limitation of litigation, arbitration, other legal or administrative procedures or government investigations.

7.2
Beijisong does not have any on-going lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations that will materially affect Party A’s ability to sign this Contract or fulfil its obligations under this Contract.

Article 8    General Representations and Warranties by Party A

8.1
Signing this Contract and fulfilling all of its obligations stipulated herein by the Party A shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations in any laws, regulations, stipulations, any authorization or approval from any government body or department or the stipulations of any contract or agreement that any of the Party A is a party to or is bound by.

8.2	Party A guarantees that after Party B acquires shares from Party A and becomes the controlling shareholder of Beijisong, Party B shall enjoy following rights:

1.
Party A, as a raw material supplier of Beijisong shall sign a raw material supply contract with Beijisong which the valid term no less than 15-year. The price of remnant for processing shall be RMB 70 per cubic meter (excluding uploading, loading, transportation and storage costs) in the first three years. After that, the price of remnant may increase no more than RMB 5 per cubic meter annually. Term of price increase is 5 years.

2.
Party A covenants to supply sufficient raw materials to Beijisong including another board production line at the same scale as mentioned in 8.2.1. The supply term shall be more than 15-year with the same price in 8.2.1.

3.
Party A undertakes that as long as Party B is the controlling shareholder of Beijisong, Party A will not approve any enterprise in its jurisdiction, which would have direct or indirect competition with Beijisong.

4.
Upon the execution of this contract by the Parties, Party B enjoys priority right to acquire a controlling portion of the equity of Party A’s affiliates, Daxinganling Yuying Wood Industry Co., Ltd. (the “Yuying”) and Daxinganling Chengyu Wood Industry Co., Ltd. (the “Chengyu”).

5.
Party A undertakes that during the period when Party B, as the controlling shareholder operates Beijisong, Party A will not interfere Beijisong’s normal business operation and expansion by any reasons and through any means.

6.
If any governmental policy (such as mountain seal, restriction of deforestation) causes an insufficiency of raw materials, Party A permits Party B to adopt any practical measures and enjoy priority deposition to avoid  financial loss.

7.	After Party B becomes the controlling shareholder of Beijisong, the favourable policy for Beijisong shall be not less than what Beijisong originally had before the transaction under this contract.
8.
After Party B becomes the controlling shareholder of Beijisong, Party A is responsible for coordination with its upper Forestry Bureau concerning the supply of all remnants within “No.3 North Bureau” District at aforesaid price in 8.2.1 and to guarantee that no enterprise which would have direct or indirect competition with Beijisong, will be approved in aforesaid jurisdiction.

9.
Party A is responsible for coordination with relevant authorities to provide the most favourable policy to Beijisong on use of lands (including expands the use of lands) including but not limited to: favourable land use fees, refund of land use fees and tax reduction, etc.

10.	After Beijisong becomes a sino-foreign joint venture, Party A shall coordinate with tax authority to make Beijisong enjoy the tax policy of exemption of income tax for the first two years and 50% income tax reduction in the following three years.
11.	After Beijisong becomes a sino-foreign joint venture enterprise, Party A permits the foreign investor to enter into relevant industries of woods, including upper-stream, lower-stream and by-object industries of woods and enjoy priority rights to explore underground resources in Daxinganling district.

8.3
Any liabilities out ofaccounting books (includes contingent liabilities) of Beijisong before signing this contract shall be borne by Party A. No debts or liabilities will be occurred between the signing date and Closing Date.

Article 9    Ownership

9.1	Party A has full authorities and rights to transfer the Transfer Shares to Party B and Party A solely owns the aforesaid right.

9.2
Party A hereby undertakes and warrants that up to and including the Closing Date that the Transfer Shares is not subject to any Claims or Encumbrances (including but not limited to any form of option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights); and there is no interest present and no agreement or undertaking in existence that may result in or create any Claim or Encumbrance on the Transfer Shares (including but not limited to the aforesaid option, acquisition right, mortgage, pledge, guarantee, lien or any other form of third party rights and interest), otherwise Party A shall assume the liabilities resulting therefrom.

Chapter V    Disclosures, Representations and Warranties by Party B

Article 10    Disclosures, Representations and Warranties by Party B

Party B hereby represents and warrants to Party A that:

10.1	Party B is a legal entity that has been duly established according to the laws of PRC and it is validly and legally in existence and also operating normally.

10.2
Party B in signing this Contract and fulfilling all of its obligations stipulated herein shall not contravene or result in the violation of or constitute a failure to fulfil or an inability to fulfil any of the stipulations of Party B’s Articles of Association or its internal rules, any laws, regulations, stipulations, or any authorizations or approvals from any government body or department or any contract or agreement that Party B is a party to or is bound by.

10.3
No lawsuits, arbitrations, or other legal or administrative proceedings or governmental investigations are on-going against Party B that will materially affect its ability to sign this Contract or fulfil its obligations under this Contract.

10.4
The Party B covenants that, after completes the payment of all Transfer Price and the procedures of transfer of the Transfer Shares, it will not transfer or pledge all or part of the Transfer Shares to any other third party which is not affiliated to Party B.

Chapter V    ICompany Management and Employees Arrangement

Article 11    Company Management

11.1	After the Closing Date, Party B has the right to operate and manage the Company as the controlling shareholer.
11.2
Both Parties may designate directors, supervisors and senior executives of Beijisong. In compliance with the Company Law, the Company shall set up a board of directors, among which Party A designates one director and Party B designates four directors. Both Parties may designate one supervisor respectively and another one supervisor shall be elected from representatives of employees. Aforesaid three supervisors consist of a board of supervisors.

11.3	The board of directors may appoint the general manager, who reports to the board of directors. General manager may appoint senior executives and CFO.
11.4
After Party B becomes the controlling shareholder of the company, the first chairman shall be appointed by Party B, and vice chairman by Party A. The tenure of chairman and vice chairman is five years, and can be renewed through election.

Article 12    Employees

12.1
Upon the completion of the transfer of the Transfer Shares, Party B has the option of continuous employment with all the existing staffs and workers. The terms and conditions of their employment including their remuneration for their employment shall be implemented in accordance with the Labour Law and the Labour Contract Law of the PRC.

12.2	Party A shall suitably arrange any staff or worker who is not employed or discharged by Party B. Party B and Beijisong do not have liabilities to aforesaid staffs and workers.

12.3	The legal interests of employees shall be protected and management of the Company shall be maintained relatively stable.

Chapter VII    Confidentiality

Article 13     Confidentiality

13.1
Both Parties agree unless otherwise provided for in another relevant confidentiality agreement that with regard to the confidential and exclusive information that have been disclosed to or may be disclosed to the other Parties by any Party to this Contract pertaining to their respective businesses, or financial situations and other confidential matters, all Parties to this Contract which have received the aforesaid confidential information (including written information and non-written information, hereinafter referred to as “Confidential Information”) shall:

13.2	Keep the aforesaid Confidential Information confidential;

13.3
Save for the disclosure of the Confidential Information by a Party to this Contract to its employees solely for the performance of their duties and responsibilities, neither Party to this Contract shall disclose the Confidential Information to any Third Party or any entity.

13.4	The provisions of the aforesaid Article 13.1 shall not apply to Confidential Information:
13.4.1
which was available to the receiving Party from the written record before the disclosing Party disclosed the information to the receiving Party and the written record can prove that the confidential information was already known to the receiving Party;

13.4.2	which has become public information by means not attributable to any breach by the receiving Party;
13.4.3	which was obtained, by the receiving Party from a Third Party not subject to any confidentiality obligation affecting the said Confidential Information.

13.4.4 As far as any natural person or legal entity which is a Party to this Contract is concerned, notwithstanding that it has ceased to be a Party to this Contract because of the transfer of its rights and obligations pursuant to the terms of this Contract, the stipulations set out in this Chapter VII shall remain binding on it.

Chapter VIII    Breach of Contract

Article 14    Liability for Breach of a Representation or Warranty

14.1
If any representation or warranty made by any Party to this Contract is found to be a material error, or if any fact that has or is likely to have a major or substantial effect on the signing of this Contract by any Party has been omitted, or if any representation or warranty is found to be misleading or untrue in any material respect, the non-breaching Party shall be entitled to look to the Party  in breach for full compensation for any loss, damage, cost or expense arising from the erroneous, misleading or untrue representation or warranty of the Party  in breach or arising from any other breach of any representation and warranty given by the Party in breach.

14.2	Each representation and warranty set out in Chapter III, Chapter IV Chapter V and Chapter VI is to be construed independently.

Article 15    Liability for Breach of Contract

15.1
In the event of a breach committed by any Party to this Contract, the said defaulting Party shall be liable to the other Party for the losses and damages or any other liabilities arising out of that defaulting Party’s breach of contract in accordance with the provisions of this Contract and the laws and regulations of China.

15.2	Notwithstanding the provisions of Article 15.1, no Party shall be liable to the other Party for any indirect losses or consequential damages attributable to any breach under this Contract.

Chapter IX    Force Majeure

Article 16    Force Majeure

16.1
“Force Majeure” refers to all incidents that are unforeseeable at the execution of this Contract and their occurrence and consequences cannot be avoided or overcome by the taking of reasonable steps by the Party affected thereby and they hinder the affected Party from fulfilling all of or a material part of this Contract. The aforesaid Force Majeure incidents shall include earthquake, typhoon, flood, fire, war, political unrest and such special incidents or events that are deemed to be Force Majeure occurrences under the provisions of the relevant laws and regulations of China. Provided always that the Parties agree that when a Party is short of funds, such event shall not be a Force Majeure event for the purposes of this Contract.

16.2
In the event of the occurrence of a Force Majeure event, the obligations of the Party to this Contract affected by this Force Majeure event shall cease during the period of the Force Majeure event and any term or period set out in this Contract and to which the affected party is subject shall automatically be extended by a period equal to the term or period of the Force Majeure event, the period of extension shall be the same as the period of cessation of the obligations by reason of the Force Majeure event, and the said Party shall not be liable for any losses and damages or any other liabilities arising out of a breach of contract as provided for in this Contract for the duration of the Force Majeure.

16.3
The Party claiming the occurrence of a Force Majeure event shall promptly inform the other Party  in writing, and within seven (7) days thereafter, it shall provide sufficient evidence (issued by the notary organization) of the occurrence and the continuity of the Force Majeure event. It shall also do its best to eliminate the adverse effect of the Force Majeure event.

16.4
In the event of the occurrence of a Force Majeure event, the Party A and the Party B shall promptly settle through friendly consultation to seek the fair resolution and shall make best effort to reduce the consequence to the minimum level. Provided that the major encumbrance to the performance of this Contract continues more than six (6) months as a result of the occurrence or consequence of a Force Majeure and the Parties can not find the fair resolutions, the other Party shall have right to notify the other Party to cease this Contract and shall not be liable for any losses and damages or any other liabilities arising out of a breach of contract.

Chapter X    Resolution of Disputes

Article 17    Arbitration

17.1
Any dispute arising out of this Contract between the Parties to this Contract shall firstly be resolved through friendly consultation. In the event that sixty (60) days after the commencement of the friendly consultations, the dispute cannot be resolved through such means, either Party may submit the dispute to the _________ Arbitration Commission for arbitration in accordance with its prevailing valid arbitration rules. The Parties may raise litigation.

17.2
The arbitration tribunal shall be constituted by three (3) arbitrators. Each Party shall have the right to designate an arbitrator and the third arbitrator shall be designated by the Parties together. If the Parties can not agree with the third arbitrator, such arbitrator then shall designated by the Chairman of Arbitration Commission and shall be appointed the chief arbitrator of the arbitration tribunal.

Article 18    Validity of the Arbitration Award

The arbitration award shall be final and shall be binding on all Parties to this Contract. All Parties to this Contract agree to be bound by the said award, and to act according to the terms of the said award.

Article 19    Fees

All the arbitration fees shall be borne by the losing party unless otherwise awarded by the tribunal.

Article 20    Continuation of Rights and Obligations

After a dispute has arisen and during its arbitration process, other than the disputed matter, both Parties to this Contract shall continue to exercise their other respective rights stipulated in this Contract, and shall also continue to fulfil their other respective obligations stipulated in this Contract. Otherwise this contract shall be terminated.

Chapter XI    Applicable Law

Article 21    Applicable Law

The laws and regulations of the PRC shall govern and be binding on the establishment, validity, interpretation and execution of this Contract. All disputes arising out of this Contract shall be determined according to the laws of the PRC. In the event the laws of the PRC do not make provision for a certain issue relating to this Contract, reference shall be made to general international business practice.

Chapter XII    Miscellaneous

Article 22    Increase and Decrease Shares

After Party B becomes the controlling shareholders of Beijisong, if Beijisong needs increase its registered capital, both Parties have the option to contribute. When both Parties choose to contribute, each Party contributes pro rata. If any Party waives to contribute, the other Party may contribute unilaterally, and the contribution portion shall be adjusted correspondingly.

In the event when any Party secedes, the other Party enjoys the priority right to acquire such Party’s shares; if the other Party refuses to acquire such shares, the seceding Party may transfer its shares to any person other than shareholders of Beijisong.

Article 23    Waiver

The non-exercise or delay in the exercise of an entitlement stipulated in this Contract by any Party to this Contract shall not be regarded as a waiver of the said entitlement. Any single exercise or partial exercise of an entitlement shall not rule out any future re-exercise of the said entitlement.

Article 24    Transfer

Unless otherwise described and prescribed in this Contract, neither Party to this Contract shall transfer or assign all or any part of this Contract or transfer or assign that Party’s entitlement or obligations as stipulated in this Contract.

Article 25    Amendment

25.1	This Contract has been executed for the benefit of all Parties to this Contract and their respective lawful successor(s) and assignees, and shall have legal binding effect on them.

25.2
This Contract may not be amended verbally. Only a written document signed by all Parties indicating their consent to such amendment shall be effective, and where approval is required by law, only with the written approval of the Examination and Approval Authority shall any amendment to this Contract become effective.

Article 26    Severability

The invalidity of any term in this Contract shall not affect the validity of the other terms in this Contract.

Article 27    Effectiveness

The Contact shall be binding on the Parties hereof as of the execution of this Contract and shall be effective as of the date of obtaining the approval of the Examination and Approval Authority.

Article 28    Language

This Contract is written in Chinese.

Article 29    Validity of the Text and Appendix

29.1
The Chinese text of this Contract shall be signed in four (4) sets of original and there (3) sets of duplicate copies. Each Party shall each hold one (1) set of original and one (1) set of duplicate, and one (1) set of original each shall be sent to the Examination and Approval Authority and the competent Industry and Commerce Administrative Department.

29.2	The Appendix to this Contract shall form an integral part of this Contract, and shall have the same effect as this Contract.

Article 30    The Entire Agreement

This Contract constitutes the entire agreement of all Parties to this Contract pertaining to the transaction agreed upon in this Contract, and shall replace all the previous discussions, negotiations and agreements among all Parties to this Contract in respect of the transaction of this Contract.

(This page is intentionally left blank.)

IN WITNESS WHEREOF, the duly authorised representatives of the Party A and the Party B have signed this Contract on the date first above written.

Party A: DA XING AN LING TU QIANG FORESTRY BUREAU

(Seal)

Authorized Representative

(Signature):/ s/Wang Hong Bin

Party B: Liaoning Shengsheng Biotechnology Co., Ltd.

(Seal)

Authorized Representative

(Signature): /s/Wang Bao Quan

BETWEEN

DA XING AN LING TU QIANG FORESTRY BUREAU

AND

LIAONING SHENGSHENG BIOTECHNOLOGY CO., LTD.

SUPPLEMENTRAL AGREEMENT

OF

SHARE TRANSFER CONTRACT

FOR

TU QIANG BEI JI SONG BOARD CO., LTD.

Supplemental Agreement of Share Transfer Contract
Party A: Daxing Anling Tuqiang Forestry Bureau

Party B: Liaoning Shengsheng Biotechnology Co., Ltd.

In accordance with the Share Transfer Contract for Tu Qiang Bei Ji Song Board Co., Ltd. (the “Contract”) signed between Daxing Anling Tuqiang Forestry Bureau and Liaoning Shengsheng Biotechnology Co., Ltd., after consultation between both Parties, hereby signing this supplementary agreement with regard to particular clauses in the Contract as following:

1.
Regarding Article 3, Chapter II of the Contract, “Transfer fees is RMB 21 millions”, both Parties agree that, Party B shall pay for 80% of the net assets value (NAV) of Tuqiang Beijisong Board Co., Ltd after appraisal. Refundable for overpayment and payable for shortage.

2.
Regarding Article 4, Chapter IV of the Contract, “Party B shall pay RMB 2 millions as initial payment to Party A after signing this Contract”, both Parties agree that, Party B shall pay RMB 1 million as of May 13, and another RMB 1 million payable after two weeks.

3.
Regarding Clause 4, Article 8, Chapter 4, upon completion of the acquisition, Party A agrees to transfer 80% shares of Chengyu and Yuying to Party B. Party A shall not transfer aforesaid shares to others unless Party B waives its priority right to acquire shares.

4.
Regarding Article 2, Chapter 2 of the Contract, after signing the Contract and the transfer fees has been paid to Party A, Party A shall not transfer Beijisong’s share to any third party before the change of industrial and commercial registration within the valid term of the Contract.

5.
Upon signing the Contract and the completion of the payment, Party A shall arrange financial auditing and assets appraisal of Beijisong by qualified organization within 10 days to finalize the transaction price.

6.	During the procedure of auditing and appraisal, Party B shall designate people to participate in such procedure.

7.
Before Party B takes over Beijisong, Party A shall designate specific people who are responsible for operation and management of Beijingsong in transitional period. During such period, Party A shall not conduct any activates that would have adverse impact on Party B, including but not limited to transfer, sell, increase debts, cause contingent liability or shift Beijisong’s right and interest to other Party(ies)

8.	Party A shall undertake that Beijisong has operated normally before Party B pays off all the transfer fees pursuant to the Contract.

9.
During two months after Party B fulfills its obligation to pay the transfer price, Party A shall be responsible for coordination with the upper Forestry Bureau for administrative support. If there is any insufficiency of the raw materials provided by Party A to Beijisong, “No.3 North Bureau” shall supply the balance.

Matters not covered in this agreement shall be resolved through consultation by both Parties.

Party A: Tuqiang Forestry Bureau (seal)

Party B: Liaoning Shengsheng Biotechnology Co., Ltd. (seal)

May 13, 2009